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                      April 21, 2021

       Timothy Young
       Chief Executive Officer
       SunHydrogen, Inc.
       10 E. Yanonali St.
       Suite 36
       Santa Barbara, California 93101

                                                        Re: SunHydrogen, Inc
                                                            Form 10-K for the
Fiscal Year Ended June 30, 2020
                                                            Filed September 23,
2020
                                                            File No. 000-54437

       Dear Mr. Young:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing